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EXHIBIT 5.1

                                May 2,2001

Kanakaris Wireless
65 Enterprise
Aliso Viejo, California  92656

               Re: Registration Statement on Form SB-2 re 39,248,229 Shares of Common Stock (Registration No. 333-54514)
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Ladies and Gentlemen:

         We have acted as counsel to Kanakaris Wireless, a Nevada corporation ("Company"), in connection with the filing of post-effective amendment no. 1 to the above-referenced registration statement to which this opinion is an exhibit ("Registration Statement") with respect to the offer and sale of up to an aggregate of 39,248,229 shares of the Company's common stock, $.001 par value per share ("Shares"), for resale by the beneficial owners thereof ("Selling Security Holders") as described in the Registration Statement. The Shares consist of the following:

         1. Outstanding shares of common stock ("Outstanding Shares") comprising:

            (a) 216,534 shares of common stock that were issued upon conversion of 10% convertible subordinated debentures due August 4, 2000;

            (b) 144,770 shares of common stock that were issued upon conversion of 10% convertible debentures due May 1, 2001 (the "May 2000 Debentures"); and

            (c) 1,448,316 shares of common stock that were issued upon conversion of 12% convertible debentures due January 5, 2002 (the "January 2001 Debentures").

         2. Shares of common stock ("Warrant Shares") underlying the following warrants ("Warrants"):

            (a) Warrants to purchase up to 320,224 shares of common stock, which warrants were issued in connection with the sale of 10% convertible debentures due February 1, 2001;

            (b) Warrants to purchase up to 1,441,009 shares of common stock, which warrants were issued in connection with the sale of May 2000 Debentures; and

            (c) Warrants to purchase up to 3,900,000 shares of common stock, which warrants were issued in connection with the sale of January 2001 Debentures.



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Kanakaris Wireless
May 2,2001
Page 2

         3. Shares of common stock ("Debenture Shares") underlying outstanding debentures ("Debentures"), as follows:

            (a) 22,160,192 shares of common stock that are issuable upon conversion of May 2000 Debentures;

            (b) 3,430,684 shares of common stock that are issuable upon conversion of January 2001 Debentures; and

            (c) 5,824,000 shares of common stock that are issuable upon conversion of March 2001 Debentures.

         4. Shares of common stock ("Option Shares") underlying the following options ("Options"):

            (a) Options to purchase up to 100,000 shares of common stock, which options were issued to consultants in connection with a February 1999 license agreement (the "February 1999 License Agreement");

            (b) Options to purchase up to 175,000 shares of common stock, which options were issued in connection with the first amendment to the February 1999 License Agreement; and

            (c) Options to purchase up to 87,500 shares of common stock, which options were issued in connection with the second amendment to the February 1999 License Agreement.

         We are familiar with the corporate actions taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for purposes of rendering this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such copied documents, and, except with respect to the Company, that all individuals executing and delivering such documents were duly authorized to do so. We have also assumed that the Shares are and will be evidenced by appropriate certificates that have been properly executed and delivered.

         Based on the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth below, we are of the opinion that:

         1. The Outstanding Shares are validly issued, fully paid and non-assessable.

         2. The Warrant Shares, Debenture Shares and Option Shares have been duly authorized and reserved. The Debenture Shares, when issued upon conversion of the principal and interest of each of the Debentures in accordance with their terms, including payment of the applicable conversion price, and the Warrant Shares and Option Shares, when issued upon exercise of each of the Warrants and Options in accordance with their terms, including payment of the applicable exercise price, will be validly issued, fully paid and non-assessable.



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Kanakaris Wireless
May 2,2001
Page 3

         You have informed us that the Selling Security Holders may sell the Shares from time to time on a delayed or continuous basis. This opinion is limited to the laws of the State of California, Chapter 78 of the Nevada Revised Statutes and federal law as in effect on the date hereof, exclusive of state securities and blue sky laws, rules and regulations, and to all facts as they presently exist.

         We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the General Rules and Regulations of the Securities and Exchange Commission.

                                           Very truly yours,

                                           /S/ RUTAN & TUCKER, LLP